Exhibit 5.1

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078
www.dlapiper.com

T: 973-520-2550
F: 973-520-2551

Attorneys Responsible for Short Hills Office:

Andrew P. Gilbert
Michael E. Helmer

November 13, 2018

Valeritas Holdings, Inc.

750 Route 202 South, Suite 600

Bridgewater, New Jersey 08807

Re:          Valeritas Holdings, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Valeritas Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed issuance by the Company of (i) up to $30,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) warrants to purchase up to $67,500,000 of shares of Common Stock (the “Warrants”), and (iii) the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), in the offering described in the Registration Statement.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended and restated, and Bylaws, as amended and restated, of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable, (ii) the Warrants have been duly authorized by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iii) the Warrant Shares have been duly authorized by the Company, and upon valid exercise of the Warrants in accordance with the terms thereof and receipt of the applicable consideration specified therein, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)